Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Surgery Partners, Inc. (referred to in this exhibit as “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share.
All references to “common stock” refer only to common stock issued by us and not to any common stock issued by any subsidiary.

DESCRIPTION OF COMMON STOCK
Our amended and restated certificate of incorporation, as amended, (our “Certificate of Incorporation”) provides that our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value, and 20,310,000 shares of preferred stock, $0.01 par value.
This section summarizes the general terms of our common stock. The summaries in this section do not describe every aspect of our common stock. When evaluating our common stock, you should also refer to all of the provisions of our Certificate of Incorporation, our amended and restated bylaws (our “Bylaws”) and the General Corporation Law, as amended of the State of Delaware (“DGCL”) Our Certificate of Incorporation and our Bylaws are incorporated by reference in the registration statement of which this prospectus forms a part.

Terms of Common Stock
Voting Rights
Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of securityholders. Holders of shares of our common stock have no cumulative voting rights.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.
Liquidation Rights
Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Conversion or Redemption Rights
Our common stock is not convertible or redeemable.
Listing
Our common stock is listed on The NASDAQ Global Select Market under the symbol “SRGY”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Registration Rights
On August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with certain securityholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, among other things, and subject to certain limitations, we agreed to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the registrable shares held by the parties to the Registration Rights Agreement. We also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to such registrable shares, as described in the Registration Rights Agreement.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

        These provisions include:

        Classified Board.

Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as practicable possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for securityholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.

        Action by Written Consent; Special Meetings of Securityholders.

Our Certificate of Incorporation provides that securityholder action can be taken only at an annual or special meeting of securityholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the securityholders can only be called pursuant to a resolution adopted by a majority of the board of directors. Except as described above, securityholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

        Removal of Directors.

Our Certificate of Incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of our securityholders to prevent a change in the composition of our board.

        Advance Notice Procedures.

Our Bylaws establish an advance notice procedure for securityholder proposals to be brought before an annual meeting of our securityholders, including proposed nominations of persons for election to the board of directors. Securityholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a securityholder who was a securityholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the securityholder's intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove securityholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

        Super Majority Approval Requirements.

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws requires a greater percentage. Our Certificate of Incorporation provides that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal any provisions of our Bylaws and specified provisions of our Certificate of Incorporation. This requirement of a supermajority vote to approve amendments to our Certificate of Incorporation and Bylaws could enable a minority of our securityholders to exercise veto power over any such amendments.

        Authorized but Unissued Shares.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without securityholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

        Business Combinations with Interested Securityholders.

We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested securityholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested securityholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203.

4838-9284-3444.3
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